Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 30, 2020 (the “Effective Date”), between Harpreet Rana (“Executive”) and Regional Management Corp., a Delaware corporation (the “Corporation”).

RECITALS

A. The Corporation believes that the future growth, profitability, and success of the business of the Corporation will be significantly enhanced by the employment of Executive in the capacity of Executive Vice President and Chief Financial Officer of the Corporation.

B. The Corporation desires to provide Executive with appropriate incentives and rewards related to the performance by Executive and to encourage the employment of Executive in the service of the Corporation, and Executive desires to accept such employment, on the terms and conditions of this Agreement, from and after the date of this Agreement.

C. The Corporation and Executive desire to enter into an employment agreement, as evidenced in this Agreement, to reflect the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following respective meanings when used in this Agreement with initial capital letters:

(a) “2015 Plan”: as defined in Section 2.4(c).

(b) “Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the respective meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will also include such Person’s grandparents, any descendants of such Person’s grandparents, the grandparents of such Person’s spouse, and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption, or marriage).

(c) “Agreement”: as defined in the introductory paragraph.

(d) “Annual Bonus”: as defined in Section 2.4(b)(i).

(e) “Annual Incentive Plan”: the Annual Incentive Plan of the Corporation or any successor plan thereto, as amended and/or restated.

(f) “Average Bonus”: the average of the Annual Bonus paid to Executive for each of the three fiscal years preceding the fiscal year in which Executive’s Termination Date occurs (or the average of such lesser number of full fiscal year periods that Executive is employed if less than three full fiscal years prior to the Termination Date); provided, however, that if Executive’s employment terminates before December 31, 2021, then the Average Bonus shall equal the Target Bonus.

(g) “Board”: the Board of Directors of the Corporation.

(h) “Business”: the business of providing installment, automobile purchase, and retail purchase loans and related payment protection insurance to consumers, and “Business Services” means the services related to the Business.

(i) “Cause”: (i) the willful or grossly negligent material failure by Executive to perform his or her duties hereunder (other than arising due to Executive’s Disability); (ii) the conviction of Executive, or the entering into a plea bargain or plea of nolo contendere by Executive, of any felony, or of a misdemeanor involving the unlawful theft or conversion of substantial monies or other property or any fraud or embezzlement offense; (iii) personally or on behalf of another Person, willfully receiving a benefit relating to the Corporation or its Subsidiaries or its funds, properties, opportunities, or other assets in violation of applicable law, or constituting fraud, embezzlement, or misappropriation; (iv) the willful or grossly negligent failure by Executive to comply substantially with any lawful written policy of the Corporation or its Subsidiaries that materially interferes with his or her ability to discharge his or her duties, responsibilities, or obligations under this Agreement; (v) the knowing misstatement by Executive of the financial records of the Corporation or its Subsidiaries or complicit actions in respect thereof; (vi) the material breach by Executive of any of the terms of this Agreement; (vii) Executive’s habitual drunkenness or substance abuse that interferes with his or her ability to discharge his or her duties, responsibilities, or obligations under this Agreement, or his or her failure to pass a pre-employment drug screening in accordance with the policies of the Corporation; (viii) the knowing failure to disclose material financial or other information to the Board; or (ix) Executive’s engagement in conduct that results in Executive’s obligation to reimburse the Corporation for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Corporation’s securities, or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, or regulations, but, in each case for clauses (i) through (ix) herein, only if (1) Executive has been provided with written notice of any assertion that there is a basis for termination for Cause, which notice shall specify in reasonable detail specific facts regarding any such assertion, and in the case of non-willful behavior under clauses (i), (iii), (iv), or (vi), Executive has failed to cure within 30 days of written notice to Executive, (2) such written notice is provided to Executive a reasonable time before the Board meets to consider any possible termination for Cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to Executive and his or her counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate Executive for Cause is duly adopted by a vote of a majority of the entire Board of the Corporation at a meeting of the Board called and held, and (5) Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by Executive shall be considered willful unless done or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interests of the Corporation. Notwithstanding the provisions of this Section 1.1(i), “Cause” will not be deemed to have occurred solely as a result of Executive’s failure to follow any Corporation policy or any Corporation instruction to Executive that would permit Executive to terminate this Agreement under Section 2.7(a) because such policy or instruction constitutes Good Reason.

(j) “Change of Control”: except as may be otherwise required, if at all, under Code Section 409A, the occurrence of any of the following:

(i) any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the total voting power of the Corporation’s then outstanding voting stock;

(ii) the consummation of (A) a merger, consolidation, recapitalization, or reorganization of the Corporation (or similar transaction involving the Corporation), in which the holders of the Corporation’s common stock immediately prior to the transaction have voting control over less than fifty percent (50%) of the voting securities of the surviving corporation immediately after such transaction, or (B) the sale or disposition of all or substantially all of the assets of the Corporation; or

(iii) a change in a majority of the Board within a 12-month period unless the nomination for election by the Corporation’s stockholders or the appointment of each new director was approved by the vote of two-thirds of the members of the Board (or a committee of the Board, if nominations are approved by a Board committee rather than the Board) then still in office who were in office at the beginning of the 12-month period.

For the purposes of the definition of “Change of Control,” the term “person” shall mean any individual, corporation, partnership, group, association, or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Corporation, a subsidiary of the Corporation, or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

For the purposes of clarity, a transaction shall not constitute a Change of Control if its principal purpose is to change the state of the Corporation’s incorporation, create a holding company that would be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction, or is another transaction of other similar effect.

Notwithstanding the preceding provisions, in the event that any compensation paid under this Agreement is deemed to be deferred compensation subject to (and not exempt from) the provisions of Code Section 409A, then payment to be made upon a Change of Control may be permitted, in the Board’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Corporation; (B) a change in effective control of the Corporation; or (C) a change in the ownership of a substantial portion of the assets of the Corporation.

(k) “COBRA”: as defined in Section 2.7(f).

(l) “Code”: the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

(m) “Commencement Date”: as defined in Section 2.1.

(n) “Compensation Committee”: Compensation Committee of the Board.

(o) “Confidential Information”: as defined in Section 3.2.

(p) “Corporation”: as defined in the introductory paragraph.

(q) “Corporation Employee”: as defined in Section 3.5.

(r) “Corporation IP”: as defined in Section 3.1(a).

(s) “Disability”: a physical or mental impairment that prevents Executive from performing one or more of the essential functions of his or her job hereunder, whether with or without reasonable accommodation, (i) for at least 90 consecutive calendar days or for shorter periods of time aggregating 90 or more calendar days in any 12-month period, or (ii) where a licensed physician mutually selected by Executive and the Corporation (with the Corporation responsible for any expenses related thereto) determines that the timeline for Executive’s return to full duty is indeterminable, is indefinite, or is likely to exceed a 90-day period; provided, however, that if Executive and the Corporation cannot agree upon a mutually acceptable licensed physician, then the determination of whether a “Disability” has occurred shall be made by the majority vote of a panel of three licensed physicians, with one physician selected by Executive, one physician selected by the Corporation, and the third physician mutually agreed upon by the two physicians selected by Executive and the Corporation respectively (with each party responsible for his, her, or its related expenses and the parties being equally responsible for the expenses related to the services of the third physician).

(t) “Effective Date”: as defined in the introductory paragraph.

(u) “Employment Period”: as defined in Section 2.1.

(v) “Estate”: as defined in Section 2.7(d).

(w) “Executive”: as defined in the introductory paragraph.

(x) “Exempt Person”: as defined in Section 3.2(g).

(y) “Good Reason”: the termination of Executive’s employment by Executive which is due to (i) (A) a material diminution of Executive’s responsibilities, position (as Executive Vice President and Chief Financial Officer of the Corporation, its successor, or ultimate parent entity), office, title, reporting relationships, working conditions, authority, or duties, or (B) the assignment to Executive of titles, authority, duties, or responsibilities that are materially inconsistent with this Agreement and are a material diminution of his or her title, position, authority, duties, or responsibilities as Executive Vice President and Chief Financial Officer of the Corporation; (ii) a material adverse change in the terms or status (including, but not limited to, a reduction of the Employment Period) of this Agreement; (iii) a material reduction in Executive’s compensation package provided herein, including Salary, Target Bonus, bonus opportunities, or equity award opportunities (other than a reduction in bonus opportunities or equity award opportunities that applies to senior executive officers of the Corporation generally or that is due, in the discretion of the Board or the Compensation Committee, to the failure to attain performance or other business objectives, and subject in all cases to the discretion of the Compensation Committee and other terms of Section 2.4 herein); or (iv) an actual relocation of the Corporation’s principal office (A) to a location outside of a 50-mile radius from the current location of the Corporation’s principal office at 979 Batesville Road, Suite B, Greer, South Carolina 29651, if Executive’s principal residence was established in the Greenville–Spartanburg–Anderson, SC Combined Statistical Area prior thereto, or (B) to any location outside of the contiguous United States or west of Dallas, Texas, if Executive’s principal residence was not established in the Greenville–Spartanburg–Anderson, SC Combined Statistical Area prior thereto, and in each case of clauses (i) through (iv) herein, without the written consent of Executive. Notwithstanding the preceding, for any of the foregoing events to constitute Good Reason, Executive must provide written notification of his or her intention to resign for Good Reason within 30 days after Executive knows or has reason to know of the occurrence of any such event, and the Corporation shall have 30 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Corporation, such event shall no longer constitute Good Reason.

(z) “Government Agencies”: as defined in Section 3.2(e).

(aa) “Loan Source”: as defined in Section 3.4(a).

(bb) “Non-Compete Territory”: as defined in Section 3.3.

(cc) “Option”: as defined in Section 2.4(c)(i).

(dd) “Performance Unit Award”: as defined in Section 2.4(c)(iv).

(ee) “Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock corporation, a joint venture, an unincorporated organization, or any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

(ff) “RSA”: as defined in Section 2.4(c)(ii).

(gg) “RSU”: as defined in Section 2.4(c)(iii).

(hh) “Salary”: as defined in Section 2.4(a).

(ii) “Severance Period”: as defined in Section 2.7(a)(ii).

(jj) “Signing Bonus”: as defined in Section 2.4(b)(ii).

(kk) “Stock Plan”: as defined in Section 2.4(c).

(ll) “Subsidiary”: with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

(mm) “Target Bonus”: as defined in Section 2.4(b)(i).

(nn) “Termination Date”: as defined in Section 2.1.

II. TERMS OF EMPLOYMENT

2.1 Employment Period. The Corporation shall employ Executive, and Executive accepts employment with the Corporation, upon the terms and conditions set forth in this Agreement for the period beginning on Executive’s date of commencement of employment, which date shall be on or before November 23, 2020 (the “Commencement Date”). The term of the Agreement shall commence on the Commencement Date, and the Agreement will terminate on the third anniversary of the Commencement Date, unless sooner terminated in accordance with Section 2.7. The term of this Agreement as determined under the preceding sentence is referred to herein as the “Employment Period,” and the date on which Executive’s employment terminates is referred to herein as the “Termination Date.”

2.2 Duties During Employment Period. Executive will be an employee of, and serve as the Executive Vice President and Chief Financial Officer of, the Corporation and will report directly to the Chief Executive Officer of the Corporation. In such capacity, Executive will perform such duties and exercise such powers that are consistent with the position of Executive Vice President and Chief Financial Officer in accordance with the amended and restated bylaws of the Corporation and as are assigned to Executive by the Chief Executive Officer or the Board. Executive agrees that to the best of his or her ability and experience he or she shall at all times conscientiously perform all of his or her duties and obligations under the terms of this Agreement.

2.3 Activities During Employment Period.

(a) Executive will devote substantially all of his or her full business time, energy, ability, attention, and skill to his or her employment hereunder and to the Business of the Corporation and, absent the prior written approval of the Board, which approval shall not be unreasonably withheld, Executive will not engage in any business activity, whether as an employee, investor, officer, director, consultant, independent contractor, or otherwise, that would interfere with his or her duties and responsibilities pursuant to Section 2.2. Executive agrees to comply with all lawful rules and policies established by the Corporation and its Subsidiaries throughout the Employment Period.

(b) Provided that the following activities do not interfere with Executive’s duties and responsibilities as Executive Vice President and Chief Financial Officer of the Corporation, Executive may (i) engage in charitable and community affairs, trade activities, and trade organizations, and teach and/or lecture, so long as such activities are consistent with his or her duties and responsibilities under this Agreement, (ii) manage his or her personal investments, and (iii) serve on the boards of directors of other companies with the Board’s prior written consent (which will not be unreasonably withheld).

(c) Executive will act in accordance with laws, ordinances, regulations, professional standards, or rules of any governmental, regulatory, or administrative body, agent or authority, any court or judicial authority, or any public, private, or industry regulatory authority.

2.4 Compensation.

(a) Salary. For Executive’s services under this Agreement, the Corporation will pay to Executive an annualized base salary (the “Salary”) of $400,000 (prorated for 2020 and any other partial year based on a fraction, the numerator of which shall be the number of days employed in such year and the denominator of which shall be 365 (or 366 in a leap year)). The Board or the Compensation Committee may review the amount of Salary from time to time and may adjust Salary upwards after any such review, with any such upward adjustments effective as of the dates determined by the Board or the Compensation Committee. Executive’s Salary will be payable to Executive periodically in accordance with the normal practices of the Corporation.

(b) Bonus.

(i) Annual Bonus. For each fiscal year during the Employment Period, Executive shall be eligible for participation in the Annual Incentive Plan with a target bonus (the “Target Bonus”) thereunder equal to no less than one hundred percent (100%) of Executive’s Salary in effect at the beginning of the fiscal year and which will be prorated for 2020 and any other partial fiscal year based on a fraction, the numerator of which shall be the number of days employed in such partial fiscal year and the denominator of which shall be 365 (or 366 in a leap year). The Compensation Committee shall establish and communicate to Executive performance criteria for the Corporation and/or Executive and one or more formula(s) for determining the annual bonus, if any, earned by Executive under the Annual Incentive Plan (the “Annual Bonus”) for each fiscal year. Unless otherwise addressed in Section 2.7, if Executive is employed by the Corporation in good standing on the last day of the applicable fiscal year, Executive will be entitled to receive an Annual Bonus for such year, to the extent earned, in an amount determined in accordance with such formula(s) set by the Compensation Committee based on the actual performance of the Corporation and/or Executive relative to the performance criteria established by the Compensation Committee for that year. Any Annual Bonus due to Executive pursuant to this Section 2.4(b)(i) shall be paid in cash in a lump sum no later than 70 days following the fiscal year during which Executive’s right to the Annual Bonus vests (or otherwise in a manner intended to be compliant with, or exempt from, Code Section 409A). Unless otherwise addressed under Section 2.7, Annual Bonus entitlement (to the extent earned) vests and is fully payable if Executive is employed by the Corporation on the last day of the applicable fiscal year, even if Executive is no longer employed at the time the Annual Bonus is scheduled to be paid.

(ii) Signing Bonus. In order to offset Executive’s loss of forfeited incentive and/or equity-based compensation with his or her immediate past employer, the Corporation shall pay Executive a bonus (the “Signing Bonus”) in the amount of $100,000 in the first full pay period following the Commencement Date. Executive agrees that if he or she voluntarily terminates his or her employment with the Corporation before the first anniversary of the Commencement Date, he or she shall be obligated to repay in full, and he or she hereby promises to pay in full, the Signing Bonus to the Corporation.

(c) Long-Term Incentive Compensation. Subject to Executive’s continued employment, Executive shall be eligible to participate in and receive long-term incentive, equity, and/or equity-based awards under the Corporation’s 2015 Long-Term Incentive Plan, as amended and/or restated (the “2015 Plan”), or any successor or other applicable plan or arrangement (the 2015 Plan and such other plans or arrangements collectively, the “Stock Plan”), as provided in Section 2.4(c) and Section 2.4(d) herein. Any such long-term incentive, equity, or equity-based awards described herein shall be subject to the terms of the Stock Plan and applicable award agreements in form acceptable to the Compensation Committee and such other terms as may be established by the Compensation Committee.

(i) Nonqualified Stock Option (“Option”). The Corporation shall grant to Executive an Option to purchase such number of shares of the Corporation’s common stock as may be determined by dividing $166,250 by the fair value of each Option share (calculated on or as close in time as practicable to the grant date in accordance with generally accepted accounting principles in the United States using the Black-Scholes option pricing model), at an exercise price per share equal to the fair market value per share of the Corporation’s common stock on the grant date, which grant date shall be a date determined by the Compensation Committee to occur on or as soon as practicable after the Commencement Date. The Option shall vest in equal installments on December 31, 2021, December 31, 2022, and December 31, 2023, so long as Executive’s employment continues from the grant date until the applicable vesting date or as otherwise provided in the applicable award agreement. The term of the Option will be ten years from the grant date, subject to earlier termination in the event Executive’s employment terminates. The Option shall be subject to the terms of the Stock Plan and the applicable nonqualified stock option award agreement in form acceptable to the Compensation Committee.

(ii) Restricted Stock Award (“RSA”). The Corporation shall grant to Executive an RSA for such number of shares of the Corporation’s common stock as may be determined by dividing $166,250 by the closing price of the common stock on the grant date, which grant date shall be a date determined by the Compensation Committee to occur on or as soon as practicable after the Commencement Date. The RSA shall vest in equal installments on December 31, 2021, December 31, 2022, and December 31, 2023, so long as Executive’s employment continues from the grant date until the applicable vesting date or as otherwise provided in the applicable award agreement. The RSA shall be subject to the terms of the Stock Plan and the applicable restricted stock award agreement in form acceptable to the Compensation Committee.

(iii) Performance-Contingent Restricted Stock Unit (“RSU”) Award. Subject to Executive’s continued employment from the Commencement Date until the grant date and the availability of sufficient shares of the Corporation’s common stock under the 2015 Plan, the Corporation shall grant to Executive an RSU award at the time the Corporation grants its long-term incentive awards for 2021 to other members of senior management. The number of shares subject to the RSU shall be determined by dividing $166,250 by the closing price of the Corporation’s common stock on or as close in time as practicable to the grant date. The RSU award will be eligible for vesting on December 31, 2023, based upon the achievement, if at all, of performance criteria established by the Compensation Committee and Executive’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The RSU award (including the distribution of any shares of the Corporation’s common stock issuable pursuant thereto) shall be subject to the terms of the Stock Plan and the applicable restricted stock unit award agreement in form acceptable to the Compensation Committee.

(iv) Cash-Settled Performance Unit Award (“Performance Unit Award”). Subject to Executive’s continued employment from the Commencement Date until the grant date, the Corporation shall grant to Executive a Performance Unit Award at the time the Corporation grants its long-term incentive awards for 2021 to other members of senior management. The Performance Unit Award will be eligible for vesting on December 31, 2023, based upon the achievement, if at all, of performance criteria established by the Compensation Committee and Executive’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The target cash settlement value of the Performance Unit Award at vesting shall be equal to $166,250. The Performance Unit Award shall be subject to the terms of the Stock Plan and the applicable performance unit award agreement in form acceptable to the Compensation Committee.

(v) Future Long-Term Incentive Compensation. Commencing in 2022, and subject to Section 2.4(d) herein and Executive’s continued employment, Executive shall be eligible to participate in and receive long-term incentive, equity, and/or equity-based awards under the Stock Plan in the sole discretion of the Board or the Compensation Committee.

(d) Future Compensation Opportunities. Commencing in 2022, and for the remainder of the Employment Period, the Corporation undertakes and agrees to provide Executive with an annual Salary, cash incentive compensation opportunity, and equity or long-term incentive compensation opportunity of no less than $1,400,000 in the aggregate (inclusive of the grant date fair value of long-term incentive awards and prorated for any partial fiscal year); provided, however, that (i) Executive’s Salary shall be subject to the provisions of Section 2.4(a) herein, (ii) the Compensation Committee shall have sole discretion to determine any allocation between cash incentive opportunities and equity or equity-based incentive opportunities, (iii) such cash incentive opportunities and equity or equity-based incentive opportunities shall be subject to the terms of the applicable Corporation plan (including the Annual Incentive Plan and/or the Stock Plan) and any related award agreement, including any performance or multi-year service criteria established by the Compensation Committee under any such plan or award agreement, and (iv) the Compensation Committee shall have sole discretion to determine if and to the extent that any such equity or equity-based incentive opportunities and/or cash incentive opportunities are deemed earned and payable based on the attainment of performance criteria and such other terms and conditions as may be established by the Compensation Committee (including, without limitation, multi-year vesting requirements if applicable under any such plan or award agreement and so determined by the Compensation Committee).

2.5 Benefits; Additional Terms.

(a) Benefit Plans. Except as otherwise addressed in this Section 2.5, during the Employment Period, Executive shall be entitled to participate in all pension, medical, disability, retirement, and other benefit plans and programs generally available to the Corporation’s other employees, provided that Executive meets all eligibility requirements under those plans and programs. Executive shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Corporation’s right to amend and/or terminate the plans and programs at any time and without advance notice to the participants. Notwithstanding the foregoing, Executive will not during the Employment Period be entitled to participate in any severance pay plan of the Corporation. Executive’s severance benefits are to be solely as set forth in Section 2.7.

(b) Vacation; Leave. Executive shall be entitled to paid vacation time of not less than 20 business days for each calendar year of the Employment Period (prorated for 2020 and any other partial year, based on a fraction, the numerator of which shall be the number of days employed in such partial year and the denominator of which shall be 365 (or 366 in a leap year)). Executive shall also be entitled to all paid holidays and to reasonable personal and sick leave in accordance with the policies of the Corporation applicable to its executive management. Unused vacation and personal and/or sick leave may not be carried over by Executive from one calendar year to the next, except as otherwise provided in the policies of the Corporation applicable to its executive management. Notwithstanding the foregoing, such vacation, holidays, and personal and/or sick leave shall not accrue as a monetary liability of the Corporation.

(c) Expenses; Reimbursements. Subject to compliance with the Corporation’s policies as from time to time in effect regarding the incurrence, substantiation, verification, and reimbursement of business expenses, the Corporation will promptly pay or reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties hereunder or for promoting, pursuing, or otherwise furthering the Business of the Corporation, including Executive’s reasonable expenses for travel (including reasonable expenses associated with Executive’s travel to and from his or her residence and the Corporation’s headquarters in Greenville, South Carolina), entertainment, and similar items. Executive acknowledges and agrees that the provisions of Section 2.5(d) below provide the exclusive reimbursement terms for Executive’s use of any personal vehicles in connection with the performance of his or her duties as an employee of the Corporation. All expenses eligible for reimbursements or in-kind benefits provided in connection with Executive’s employment with the Corporation must be incurred by Executive during the term of employment or service to the Corporation and all expenses eligible for reimbursements must be in accordance with the Corporation’s expense reimbursement policies. The amount of reimbursable expenses incurred, or in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement or in-kind benefits is subject to liquidation or exchange for other benefits.

(d) Mileage Reimbursement. The Corporation will, in accordance with the Corporation’s general personal vehicle use reimbursement policy (and consistent with the provisions of Section 2.5(c) herein), promptly reimburse Executive an amount equal to $0.50 (or such higher amount as may apply pursuant to the Corporation’s mileage reimbursement policy as it may be in effect from time to time) for each mile he or she drives a personal car in connection with the performance of his or her duties as an employee of the Corporation.

(e) Use of Mobile Phone. The Corporation will, at its option, either (i) provide Executive with a mobile phone (including monthly service fees), the reasonable costs of which shall be paid by the Corporation directly to the service provider, or (ii) promptly reimburse Executive for the expense that Executive incurs in providing for his or her own mobile phone, not to exceed $75 per month (or such higher amount as may apply pursuant to the Corporation’s mobile phone reimbursement policy as it may be in effect from time to time).

(f) Disability Insurance Premiums. The Corporation may, at its option, provide Executive with the opportunity to elect to include the amount of any disability insurance premiums paid by the Corporation pursuant to any disability insurance, plan, or policy provided by the Corporation to or for the benefit of Executive as taxable income to Executive. If Executive so elects, the Corporation shall pay to Executive an additional amount necessary to put Executive in substantially the same after-tax position that he or she would have been in had he or she not elected to include such disability insurance premiums in income (taking into account all federal, state, and local income and employment taxes due as a result of the inclusion of such disability insurance premiums in income). Payment of the additional amount, if any, shall be made to Executive in the same pay periods in which the disability insurance premiums are included in income.

(g) Licenses. During the Employment Period, the Corporation shall reimburse Executive for reasonable expenses necessary to maintain his or her professional license and reasonable professional association membership fees.

2.6 Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings previously authorized by Executive or required by law. Executive will be responsible for any and all taxes resulting from the benefits provided hereunder.

2.7 Termination.

(a) Termination by the Corporation without Cause or by Executive for Good Reason.

(i) Notice of Termination. The Corporation may terminate Executive’s employment hereunder without Cause at any time, upon 30 calendar days’ written notice to Executive. Executive may terminate Executive’s employment hereunder for Good Reason upon 30 calendar days’ written notice to the Corporation, subject to the additional notice provisions of Section 1.1(y) herein. The Corporation may elect to pay to Executive his or her portion of Salary for the notice period in lieu of permitting Executive to continue working.

(ii) Severance Payments. If Executive is terminated by the Corporation without Cause or if Executive terminates his or her employment for Good Reason, the Corporation will pay to Executive (A) accrued but unpaid Salary through the

Termination Date, (B) an amount equal to Executive’s Salary in effect on the Termination Date, to be paid over a period of twelve (12) months from and after the Termination Date (such 12-month period, the “Severance Period”), (C) an amount equal to Executive’s Average Bonus as determined as of the Termination Date, to be paid over the Severance Period, (D) a pro-rata portion of the Annual Bonus for the year in which Executive’s Termination Date occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Executive was employed by the Corporation), plus, if Executive’s termination occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year, to the extent earned, and (E) COBRA premiums as described in Section 2.7(f).

(iii) Change of Control Adjustment. If Executive is terminated by the Corporation without Cause or if Executive terminates his or her employment for Good Reason, and such termination occurs within six (6) months before or one (1) year after the effective date of a Change of Control, the amounts described in Section 2.7(a)(ii)(B)–(C) shall be increased by a factor of one hundred percent (100%) (for a total of 200% of Salary and Average Bonus).

(iv) Timing of Payments. The payment required by Section 2.7(a)(ii)(A) will be made as and at such times as Executive would have otherwise received his or her Salary had he or she remained an employee of the Corporation (that is, in accordance with Corporation payroll practices). The payments required by Section 2.7(a)(ii)(B)–(C) will be made in equal installments over the Severance Period as and at such times as Executive would have otherwise received his or her Salary had he or she remained an employee of the Corporation (that is, in accordance with Corporation payroll practices), subject to execution of an irrevocable release as provided in Section 4.18 and provided that such amounts shall be paid commencing with the first payroll date that occurs on or after 45 calendar days following the Termination Date. Any additional amounts payable pursuant to Section 2.7(a)(iii) attributable to a Change of Control occurring within six (6) months following Executive’s termination of employment shall be added to the remaining balance of the amounts payable under Section 2.7(a)(ii)(B)–(C) and shall be paid as provided in this Section 2.7(a)(iv) over the remainder of the Severance Period. The payment required by Section 2.7(a)(ii)(D) will be made as and at such time as Executive would have otherwise received his or her Annual Bonus had he or she remained an employee of the Corporation, subject to execution of an irrevocable release as provided in Section 4.18.

(v) Additional Payments. In addition, the Corporation will pay to Executive all unreimbursed expenses incurred by Executive prior to his or her termination pursuant to Section 2.7(a) for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Further, during the Severance Period, the Corporation shall pay reasonable outplacement service expenses of Executive in an amount not to exceed $25,000.

(vi) Liquidated Damages. The payments to be made in accordance with this Section 2.7(a) will constitute liquidated damages, and Executive will not be entitled to any other compensation from the Corporation under this Agreement or otherwise except as provided in this Section 2.7(a).

(vii) Compliance with Article III. The Corporation’s obligation to make any payments under this Section 2.7(a), except for accrued but unpaid Salary through the Termination Date, any Annual Bonus that was previously earned but unpaid as of the Termination Date, and reimbursement of unreimbursed expenses, is contingent upon Executive’s compliance with Article III herein, and Executive and the Corporation agree that the Corporation shall have the right, in addition to any other rights of the Corporation, to terminate or suspend such payments in the event of Executive’s breach of Article III herein.

(viii) Termination of Agreement. Upon termination of Executive’s employment pursuant to this Section 2.7(a), except for the payments required by this Section 2.7(a) or as required by applicable law, the Corporation will have no additional obligations to Executive hereunder or otherwise and, except as otherwise provided in this Agreement (including but not limited to Executive’s obligations under Article III herein), this Agreement will terminate.

(b) Termination by the Corporation for Cause. The Corporation will have the right to terminate Executive’s employment hereunder for Cause upon written notice to Executive and Executive’s failure to cure during any applicable cure period as set forth in this Agreement. If Executive’s employment is terminated for Cause, the Corporation will pay to Executive (i) accrued but unpaid Salary through the Termination Date (payable 45 calendar days after the Termination Date), and (ii) all unreimbursed expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Upon termination of Executive’s employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b) or as required by applicable law, the Corporation will have no additional obligations to Executive hereunder or otherwise and, except as otherwise provided in this Agreement (including but not limited to Executive’s obligations under Article III herein), this Agreement will terminate as of the Termination Date.

(c) Voluntary Termination by Executive. If Executive voluntarily terminates his or her employment, the Corporation will pay to Executive (i) accrued but unpaid Salary through the Termination Date (payable as and at such times as Executive would have otherwise received his or her Salary had he or she remained an employee of the Corporation (that is, in accordance with Corporation payroll practices)), (ii) if Executive’s termination occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year, to the extent earned (payable as and at such time as Executive would have otherwise received his or her Annual Bonus had he or she remained an employee of the Corporation), and (iii) all expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Upon termination of Executive’s employment pursuant to this Section 2.7(c), except for the payments required by this Section 2.7(c) or as required by applicable law, the Corporation will have no additional obligations to Executive hereunder or otherwise and, except as otherwise provided in this Agreement (including but not limited to Executive’s obligations under Article III herein), this Agreement will terminate.

(d) Termination by Death of Executive. If Executive dies during the Employment Period, the Corporation will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive (as the case may be, the “Estate”) the sum of (i) accrued but unpaid Salary earned prior to Executive’s death, (ii) expenses incurred by Executive prior to his or her death for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c), and (iii) a pro-rata portion of the Annual Bonus for the year in which Executive’s death occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the death occurs and pro-rating such amount by the portion of such year Executive was employed by the Corporation), plus, if Executive’s death occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year, to the extent earned. The payments described in clauses (i) and (ii) in the preceding sentence will be made within 45 calendar days following the date of Executive’s death. Any Annual Bonus will be paid as and at such times as Executive would have otherwise received his or her Annual Bonus had he or she remained an employee of the Corporation. This Agreement in all other respects will terminate upon the death of Executive, and all rights of Executive and his or her heirs, legatees, descendants, testamentary executors, and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(e) Termination for Disability. Executive acknowledges and agrees that his or her position is unique and critical to the Corporation and that the Corporation would suffer grievous economic injury or other undue hardship if Executive becomes unable to perform one or more essential functions of his or her job due to a Disability, as defined by Section 1.1(s). The parties, therefore, agree to the following termination provisions to avoid grievous economic injury and/or other undue hardship to the Corporation in the event of the Disability of Executive.

(i) Notice of Termination. Subject to a municipal, state, or federal law expressly providing to the contrary, the Corporation will have the right to terminate Executive’s employment hereunder at any time upon the Disability of Executive during the Employment Period.

(ii) Severance Payments. If Executive’s employment is terminated because of Executive’s Disability, the Corporation will pay to Executive (A) accrued but unpaid Salary through the Termination Date, (B) an amount equal to Executive’s Salary in effect on the Termination Date, to be paid over the Severance Period, (C) an amount equal to Executive’s Average Bonus as determined as of the Termination Date, to be paid over the Severance Period, (D) a pro-rata portion of the Annual Bonus for the year in which Executive’s termination due to Disability occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which Executive’s termination due to Disability occurs and pro-rating such amount by the portion of such year Executive was employed by the Corporation), plus, if Executive’s termination due to Disability occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year, to the extent earned, and (E) COBRA premiums as described in Section 2.7(f).

(iii) Timing of Payments. The payment required by Section 2.7(e)(ii)(A) will be made as and at such times as Executive would have otherwise received his or her Salary had he or she remained an employee of the Corporation (that is, in accordance with Corporation payroll practices). The payments required by Section 2.7(e)(ii)(B)–(C) will be made in equal installments over the Severance Period as and at such times as Executive would have otherwise received his or her Salary had he or she remained an employee of the Corporation (that is, in accordance with Corporation payroll practices), subject to execution of an irrevocable release as provided in Section 4.18 and provided that such amounts shall be paid commencing with the first payroll date that occurs on or after 45 calendar days following the Termination Date. The payment required by Section 2.7(e)(ii)(D) will be made as and at such time as Executive would have otherwise received his or her Annual Bonus had he or she remained an employee of the Corporation, subject to execution of an irrevocable release as provided in Section 4.18.

(iv) Additional Payments. In addition, the Corporation will pay to Executive all unreimbursed expenses incurred by Executive prior to his or her termination pursuant to Section 2.7(e) for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Further, during the Severance Period, the Corporation shall pay reasonable outplacement service expenses of Executive in an amount not to exceed $25,000.

(v) Offset for Disability Benefits. The payment obligations of the Corporation set forth in this Section 2.7(e) will be reduced by the amount of any disability benefits paid to Executive pursuant to any disability insurance, plan, or policy provided and paid for by the Corporation. In the event that any such disability insurance, plan, or policy pays disability benefits to Executive that are not subject to local, state, or federal taxation, the payment obligations of the Corporation set forth in this Section 2.7(e) will be reduced by an amount equal to the gross taxable amount that the Corporation would have been required to pay in order to yield the net, after-tax benefit that Executive actually received pursuant to the disability insurance, plan, or policy.

(vi) Liquidated Damages. The payments to be made in accordance with this Section 2.7(e) will constitute liquidated damages, and Executive will not be entitled to any other compensation from the Corporation under this Agreement or otherwise except as provided in this Section 2.7(e).

(vii) Compliance with Article III. The Corporation’s obligation to make any payments under this Section 2.7(e), except for accrued but unpaid Salary through the Termination Date, any Annual Bonus that was previously earned but unpaid as of the Termination Date, and reimbursement of unreimbursed expenses, is contingent upon Executive’s compliance with Article III herein, and Executive and the Corporation agree that the Corporation shall have the right, in addition to any other rights of the Corporation, to terminate or suspend such payments in the event of Executive’s breach of Article III herein.

(viii) Termination of Agreement. Upon termination of Executive’s employment pursuant to this Section 2.7(e), except for the payments required by this Section 2.7(e) or as required by applicable law, the Corporation will have no additional obligations to Executive hereunder or otherwise and, except as otherwise provided in this Agreement (including but not limited to Executive’s obligations under Article III herein), this Agreement will terminate.

(f) Payment of COBRA Premiums; No Effect on Vested and Accrued Benefits. During the Severance Period and provided that Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for himself or herself and his or her dependents for continuation coverage under the Corporation’s group medical plan; provided, however, that if at any time during the Severance Period Executive becomes eligible to receive health insurance from a subsequent employer or is no longer eligible to receive COBRA continuation coverage under the Corporation’s group medical plan, the Corporation’s obligation to continue to reimburse Executive for his or her COBRA premium payments shall terminate immediately. Such reimbursement shall be paid to Executive on the 20th day of the month immediately following the month in which Executive timely remits the required COBRA premium payment. Notwithstanding anything to the contrary herein and subject to the terms of any benefit plan or program of the Corporation, no termination of Executive’s employment with the Corporation shall in any manner whatsoever result in any termination, curtailment, reduction, or cessation of any vested benefits or other entitlements to which Executive is entitled under the terms of any such benefit plan or program of the Corporation in respect of which Executive is a participant as of the Termination Date.

(g) No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 2.7, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he or she may obtain, except as specifically provided in this Section 2.7. Notwithstanding anything contained in this Agreement to the contrary, any compensation and/or benefits payable to Executive under any other severance or change-in-control plan, program, policy, or arrangement of the Corporation in which Executive is a participant (other than the Stock Plan or the Annual Incentive Plan, or any award granted thereunder) shall be reduced by the amount of all compensation and benefits payable under this Section 2.7.

(h) Survival. In the event that the Corporation becomes obligated during the Employment Period to make post-termination payments to Executive pursuant to this

Section 2.7, the Corporation’s obligation to continue to make such payments in accordance with this Section 2.7 shall survive the termination of the Agreement and the Employment Period, subject to the other provisions of this Agreement (including but not limited to Executive’s compliance with Article III). For the avoidance of doubt, Executive will not be entitled to any payment pursuant to this Section 2.7 if Executive’s termination of employment occurs after the end of the Employment Period.

III. RESTRICTIVE COVENANTS

3.1 Patents, Inventions, and Other Intellectual Property.

(a) If at any time during the Employment Period or (if applicable) prior thereto at any time that Executive was an employee, agent, director, or officer of or consultant to the Corporation or its Subsidiaries, Executive, whether alone or with any other Person, makes, discovers, produces, conceives, or first reduces to practice any invention, process, development, design, or improvement that relates to, affects, or, in the opinion of the Board, is capable of being used or adapted for use in or in connection with the Business or any product, process, or intellectual property right of the Corporation or its Subsidiaries, (i) Executive acknowledges and agrees that such invention, process, development, design, or improvement (collectively, “Corporation IP”) will be the sole property of the Corporation or such Subsidiaries, as appropriate, and is hereby irrevocably assigned by Executive to the Corporation or such Subsidiaries, as appropriate, and (ii) Executive will immediately disclose in confidence all Corporation IP to the Corporation in writing. The Corporation shall have the right to use all such Corporation IP, whether original or derivative, in any matter it chooses without any related royalty, licensure, or other obligation. Executive acknowledges that all such Corporation IP shall be considered as “work made for hire” as provided under the United States Copyright Act, 17 U.S.C. Section 101, et seq., and shall belong exclusively to the Corporation. Executive agrees further that in the event that any Corporation IP should be deemed not to be work made for hire belonging exclusively to the Corporation, he or she shall promptly assign and transfer such Corporation IP to the Corporation so that the Corporation shall be, in fact, the exclusive owner.

(b) Executive will, if and when reasonably required to do so by the Corporation (whether during the Employment Period or thereafter), at the Corporation’s expense and, if after the expiration of the Employment Period, subject to Executive’s availability and reimbursement by the Corporation of Executive’s reasonable out-of-pocket expenses and payment to Executive of a reasonable per diem to compensate Executive for time spent in connection therewith: (i) apply, or join with the Corporation or a Subsidiary thereof, as appropriate, in applying, for patents or other protection in any jurisdiction in the world for any Corporation IP; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, that are necessary or, in the opinion of the Corporation, advisable for vesting such patents or other protection in the name of the Corporation or a Subsidiary thereof or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Corporation, a Subsidiary thereof, or its nominees; and (iii) assist in defending any proceedings relating to, or any application for, such patents or other protection.

(c) Executive irrevocably appoints the Corporation as his or her attorney in his or her name (with full power of substitution and re-substitution) and on his or her behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3.1.

3.2 Confidentiality.

(a) Executive acknowledges that during the Employment Period and (if applicable) prior thereto when he or she was an employee, agent, director, or officer of or consultant to the Corporation, Executive has been given and will continue to have, in connection with the conduct of the Business, access and exposure to trade secrets and other confidential information in written, oral, electronic, and other form regarding the Corporation and its Subsidiaries, and their respective Affiliates, businesses, operations, equipment, products, and employees (“Confidential Information”), including, but not limited to:

(i) the identities of customers and key accounts and relationships and potential customers and key accounts and relationships, including, without limitation, the identity of customers and key accounts and potential customers and key accounts cultivated or maintained by Executive while providing services to the Corporation or its Subsidiaries, or that Executive cultivates or maintains while providing services to the Corporation or its Subsidiaries using the Corporation’s (or its Subsidiaries’) products, name, and infrastructure, and the identities of contact persons at those customers and key accounts and potential customers and key accounts, as well as other such confidential information related to the Business to which Executive is exposed during the course of his or her employment or service;

(ii) the particular preferences, likes, dislikes, and needs of those customers and key accounts and relationships, and potential customers and key accounts and contact persons with respect to service types, financing terms, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;

(iii) the business methods, practices, strategies, forecasts, pricing, and marketing techniques;

(iv) the identities of brokers, licensors, vendors, and other suppliers and the identities of contact persons at such brokers, licensors, vendors, and other suppliers;

(v) the identities of key sales representatives and personnel and other employees;

(vi) advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, computer software, and related materials;

(vii) other facts and financial and other business information concerning such Persons or relating to their business, operations, financial condition, results of operations, and prospects; and

(viii) all other information the Corporation or its Subsidiaries try to keep confidential and that has commercial value or is of such a nature that its unauthorized disclosure would be detrimental to the Corporation’s or any of its Subsidiaries’ interests.

(b) Notwithstanding the foregoing, “Confidential Information” will not include information that is approved for public release by the Corporation or its Subsidiaries or information that Executive can demonstrate (i) is already in or has subsequently entered the public domain, other than as a result of any breach of this Agreement by Executive; (ii) was in the possession of or known to Executive prior to Executive’s employment or other service with the Corporation and is not subject to confidentiality restrictions; (iii) was obtained from a third party not in violation of any agreement with, or duty of confidentiality to, the Corporation; or (iv) was independently developed by Executive without use of or reference to the Corporation’s Confidential Information.

(c) During the Employment Period and thereafter, Executive will not at any time, except as directed by the Corporation, use for himself, herself, or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Corporation, Executive will not disclose such Confidential Information, directly or indirectly, to any other Person or use, lecture upon, or publish any of the Confidential Information.

(d) All physical property and all notes, memoranda, files, records, writings, documents, and other materials of any and every nature, written or electronic, that Executive has prepared, developed, or received, or will prepare, develop, or receive in the course of his or her association with the Corporation or its Subsidiaries and that relate to or are useful in any manner to the Business or any other business now or hereafter conducted by the Corporation or its Subsidiaries, are and will remain the sole and exclusive property of such Persons. Except as may be required in the performance of Executive’s duties under this Agreement, Executive will not remove from such Person’s premises any such physical property, the original, “soft copy,” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials, and information in his or her possession or under his or her custody or control will, on the Termination Date, be immediately turned over to the Corporation or its Subsidiaries.

(e) Notwithstanding the foregoing, (i) nothing in this Agreement or other agreement prohibits Executive from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) Executive does not need the prior authorization of the Corporation to take any action described in (i), and Executive is not required to notify the Corporation that he or she has taken any action described in (i); and

(iii) the Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.

(f) Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any Government Agency’s trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(g) Further, Executive may disclose Confidential Information (i) to the extent required by a court of law, by any governmental agency having supervisory authority over the business of the Corporation, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose, or make accessible such information (provided, however, that the Corporation is given reasonable prior notice of such proposed disclosure and a reasonable period of time to secure a protective order or take other action to protect such Confidential Information (at the Corporation’s expense)); or (ii) to Executive’s spouse, attorney, and/or his or her personal tax and financial advisors as necessary or appropriate to advance Executive’s tax, financial, and other personal planning (each, an “Exempt Person”), provided, however, that (A) each such Exempt Person is notified of the confidential nature of the Confidential Information, (B) such disclosure to an Exempt Person does not violate applicable laws, rules, or regulations, and (C) any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 3.2 by Executive.

3.3 Covenant Not to Compete. Executive agrees that during his or her employment with the Corporation, and for a period of one (1) year immediately following the termination thereof, whether voluntary or involuntary, he or she shall not, directly or indirectly, on behalf of himself or herself or any other person or entity, (a) work, whether on a full-time, part-time, consulting, or contractor basis, as a chief financial officer or in another capacity similar to his or her management position with the Corporation for, (b) provide Business Services consulting to, (c) operate or manage, or (d) have an ownership interest in, any entity (including a sole proprietorship) in the Non-Compete Territory (as hereinafter defined) that operates a Business that is competitive with the Business of the Corporation or its Subsidiaries or that provides Business Services that are competitive with those provided by the Corporation or its Subsidiaries. Although Executive acknowledges that the market area of the Corporation and its Subsidiaries extends throughout much of the United States and that he or she shall regularly be exposed to customers, Loan Sources, and related Confidential Information throughout that market area, the restriction in this Section 3.3 shall apply only to the area that is within a twenty-five (25)-mile radius of any branch or other office of the Corporation or its Subsidiaries (“Non-Compete Territory”). Moreover, the restriction in this Section 3.3 shall not prevent Executive from owning, for personal investment purposes, up to one percent (1%) of the stock of any entity whose securities are listed on a national or regional securities exchange or have been registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.

3.4 Covenant Not to Solicit Competitive Business Services Through or From Loan Sources.

(a) Executive agrees that during his or her employment with the Corporation, and for a period of one (1) year immediately following the termination thereof, whether voluntary or involuntary, he or she shall not, directly or indirectly, on behalf of himself or herself or any other person or entity, solicit the provision of, or otherwise provide, Business Services that are competitive with those provided by or to the Corporation or its Subsidiaries, through any Loan Source. “Loan Source,” as used in this Agreement, shall mean any automobile dealership, online credit application network, retailer, or other Business Services source that the Corporation or its Subsidiaries uses at any time during the last year of Executive’s employment with the Corporation and that Executive has contact with or is exposed to Confidential Information about through his or her employment with the Corporation.

(b) Executive agrees that during his or her employment with the Corporation, and for a period of one (1) year immediately following the termination thereof, whether voluntary or involuntary, he or she shall not, directly or indirectly, on behalf of himself or herself or any other person or entity, solicit any Loan Source for the purpose of providing or receiving Business Services that are competitive with those provided by or to the Corporation or its Subsidiaries.

3.5 Covenant Not to Hire or Solicit Employees. Executive agrees that during his or her employment with the Corporation, and for a period of one (1) year immediately following the termination thereof, whether voluntary or involuntary, he or she shall not, directly or indirectly, on behalf of himself or herself or any other person or entity, hire any Corporation Employee for, or solicit any Corporation Employee for the purpose of offering employment with, any entity or person (including himself or herself) that operates a Business that is competitive with the Business of the Corporation or its Subsidiaries or that provides Business Services that are competitive with those provided by the Corporation or its Subsidiaries. “Corporation Employee,” as used in this Agreement, shall mean any employee who (a) is employed with the Corporation or any of its Subsidiaries at any time during the last six (6) months of Executive’s employment with the Corporation, and (b) either (1) has been exposed to Confidential Information or (2) has had contact with Executive through Executive’s employment with the Corporation.

3.6 Reasonableness of Restrictions.

(a) Executive has carefully read and considered the provisions of Sections 3.2, 3.3, 3.4, and 3.5 and, having done so, agrees that the restrictions, set forth in these Sections, including, but not limited to, the time period of restriction and the geographical area restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Corporation.

(b) In the event that, notwithstanding the foregoing, either Section 3.2, 3.3, 3.4, or 3.5 above shall be held to be invalid or unenforceable, the remaining paragraph(s) thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable paragraph(s) had not been included therein.

(c) In the event that any provision of Sections 3.2, 3.3, 3.4, or 3.5 above shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision(s) had not been included therein.

(d) In the event that any provision of Sections 3.2, 3.3, 3.4, or 3.5 relating to the time period of restriction, the geographic area restriction, and/or any related aspects is found by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then it is the express desire and intent of both the Corporation and Executive that such provision not be rendered invalid thereby, but rather that the duration, geographic area, scope, or nature of the restriction be deemed reduced or modified to the extent necessary to render such provision reasonable, valid, and enforceable. The time period restriction, geographic area restriction, and/or any related aspects deemed reasonable and enforceable by the court shall then become, and thereafter be, the maximum restriction in such regard, and the provision, as reformed, shall remain valid and enforceable. The Corporation and Executive acknowledge that this Section 3.6(d) is contractual in nature and expressly grant a court of competent jurisdiction the authority to effectuate this contractual provision.

3.7 Non-Disparagement. During the term of Executive’s employment, and thereafter, Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Corporation, its Subsidiaries, or its or their officers, directors, employees, stockholders, representatives, or agents. The Corporation shall, except to the extent otherwise required by applicable laws, rules, or regulations or as appropriate in the exercise of the Board’s fiduciary duties (as determined by the Board with advice of counsel), exercise reasonable efforts to cause the following individuals to refrain from making any disparaging statements, orally or in writing, regarding Executive from and after the termination of the Employment Period: the Corporation’s executive officers and the members of the Board.

3.8 Use of Name. Executive will not have the rights to and may not use the name “Regional Management Corp.” or any other name used by the Corporation or its Subsidiaries or any derivative or abbreviation thereof in any manner, including but not limited to in any activity prohibited under Sections 3.3, 3.4, or 3.5, or in any manner that could reasonably be expected to be adverse to the interests of the Corporation or its Subsidiaries. This covenant shall survive indefinitely without limitation to time.

3.9 Breach of Restrictive Covenants. Executive acknowledges that this Agreement is designed and intended to protect the legitimate business interests of the Corporation and that the restrictions imposed by this Agreement are necessary, fair, and reasonably designed to protect those interests. Executive further acknowledges that the Corporation has given him or her access to certain Confidential Information and that the use of such Confidential Information by him or her on behalf of some other entity (including himself or herself) would cause irreparable harm to the Corporation. Executive also acknowledges that the Corporation has invested considerable time and resources in developing its relationships with its Loan Sources and customers and in training Corporation Employees, the loss of which similarly would cause irreparable harm to the Corporation. Without limitation, Executive agrees that if he or she should breach or threaten to breach any of the restrictive covenants contained in Sections 3.2, 3.3, 3.4, 3.5, and 3.7 of this Agreement, the Corporation may, in addition to seeking other available remedies (including but in no way limited to the Corporation’s rights under Sections 2.7(a) and (e)), apply, consistent with Section 4.7 below, for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by Executive. If, for any reason, any of the restrictive covenants or related provisions contained in Sections 3.2, 3.3, 3.4, 3.5, or 3.7 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent Section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by applicable law. Executive further agrees that any claimed breach of this Agreement by the Corporation shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Executive obligation herein.

3.10 Executive Representations. Executive represents that the restrictions on his or her business provided in this Agreement are fair and protect the legitimate business interests of the Corporation. Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him or her, he or she shall still be able to earn a good and reasonable living from those activities, areas, and opportunities not restricted by this Agreement. In addition, Executive represents he or she has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Corporation or its counsel for any related legal, tax, or other advice.

3.11 No Prior Obligations. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm, or organization. Executive represents he or she is not subject to any contractual or other obligations, including but not limited to any non-competition, non-solicitation, confidentiality, and/or other restrictive covenants, that preclude him or her from entering into this Agreement or would in any way restrict his or her work activities as required under this Agreement. Executive represents further that he or she does not possess any prior employer or other third-party proprietary information and shall not use or disclose any such information in his or her work for the Corporation. In the event that said representations should be untrue to any material extent and a related action should be initiated against the Corporation or its Subsidiaries, Executive agrees to promptly indemnify the Corporation for any resulting liability and costs, including attorneys’ fees, as they are incurred in full.

3.12 Survival; Subsequent Employer Notice. The provisions contained in this Article III and in Section 4.4 and Section 4.7 will survive termination of this Agreement regardless of whether such termination is initiated by the Corporation or Executive. In the event of the termination of his or her employment with the Corporation and subsequent employment with, or work for, another entity or person, Executive agrees to notify the Corporation of his or her new employment or work, including the name and address of the new employer or entity or person he or she intends to work for, before commencing work for the new employer or other entity or person. In addition, Executive authorizes the Corporation to provide notice of his or her obligations under this Agreement, including a copy of this Agreement, to his or her new employer or other entity or person for whom he or she intends to work or provide services.

IV. MISCELLANEOUS

4.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

(a)	If to the Corporation, to:

Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Facsimile No.: (864) 729-4261

Attention: General Counsel

With a copy to:

Womble Bond Dickinson (US) LLP

One Wells Fargo Center

301 South College Street, Suite 3500

Charlotte, NC 28202-6037

Facsimile No.: (704) 338-7823

Attention: Jane Jeffries Jones

(b)	If to Executive, to:

Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Facsimile No.: (864) 329-8392

Attention: Harpreet Rana

With copies to Executive’s address on file with the Corporation and to:

Stewart Reifler, Esq.

8 Brightfield Lane

Westport, Connecticut 06880

Facsimile No.: (203) 557-0722

or to such other address or addresses as any such party may from time to time designate as to itself, himself, or herself by like notice.

4.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

4.3 Expenses. Unless expressly set forth to the contrary elsewhere in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement. Notwithstanding the foregoing, the Corporation shall pay the reasonable fees and expenses of Executive’s attorney not to exceed $7,500 in connection with the negotiation of this Agreement.

4.4 Indemnification. The Corporation will provide indemnification no less favorable than that set forth in the Corporation’s amended and restated bylaws as in effect on the Effective Date. The Corporation agrees to use its best efforts to maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Corporation provides such coverage for its other executive officers and such policy is available on commercially reasonable terms. Notwithstanding any indemnification rights provided under this Section 4.4, Executive shall not be entitled to any indemnification as to any matter where the Corporation has brought an action or has otherwise asserted a claim against Executive that Executive has breached this Agreement. Notwithstanding anything contained in this Agreement to the contrary, this Section 4.4 shall survive the termination of the Agreement and the Employment Period.

4.5 Successors and Assigns. The provisions, obligations and rights of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and administrators; provided, however, that Executive may not assign, delegate, or otherwise transfer any of his or her rights or obligations under this Agreement without the prior written consent of the Corporation.

4.6 No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

4.7 Choice of Law; Forum Selection; Jury Waiver. This Agreement, including its interpretation, performance, breach, or any statutory or other claim relating to Executive’s employment with the Corporation, the termination thereof, or his or her work for the Corporation, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving any force or effect to the provisions of any conflict of law rule thereof, and unless superseded by federal law. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any statutory or other claim relating to Executive’s employment with the Corporation, the termination thereof, or his or her work for the Corporation, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville division. Consistent with 6 Del. Code Ann. Section 2708(a), the parties consent to the jurisdiction of said South Carolina courts and the service of legal process on them for any civil action arising out of or otherwise related to this Agreement, including any statutory or other claim related to Executive’s employment with the Corporation or the termination thereof.

4.8 Controlling Document. Except with respect to the Stock Plan, the Annual Incentive Plan, or any award agreement under any such plan, if any provision of any agreement, plan, program, policy, arrangement, or other written document between or related to the Corporation and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. The provisions of the Stock Plan, the Annual Incentive Plan, and any award agreements under such plans shall control over this Agreement. Notwithstanding anything contained in this Agreement to the contrary, this Section 4.8 shall survive the termination of the Agreement and the Employment Period.

4.9 No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Corporation under any other laws.

4.10 Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

4.12 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective, or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective, or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

4.13 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to sections are to sections of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa, and (iv) the terms “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his, her, or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

4.14 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, including but not limited to any term sheet, offer letter, employment agreement, or other description of terms, between the parties with respect to the subject matter of this Agreement.

4.15 Full Understanding. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress, and Executive freely and voluntarily enters into it; (iv) Executive is not subject to any covenants, agreements, or restrictions arising out of Executive’s prior employment (other than with the Corporation) that would be breached or violated by Executive’s execution of this Agreement or performance of duties hereunder; and (v) Executive has read this document in its entirety and fully understands the meaning, intent, and consequences of this document. Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Corporation and that none of the Corporation’s stockholders, directors, or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.

4.16 Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Corporation that such benefits shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Code Section 409A. In the event that the Corporation (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment of deferred compensation subject to Code Section 409A to be made to Executive upon a separation from service may not be made before the date that is six months after Executive’s separation from service (or death, if earlier). To the extent that Executive becomes subject to the six-month delay rule, all payments of deferred compensation subject to Code Section 409A that would have been made to Executive during the six months following his or her separation from service, if any, will be accumulated and paid to Executive during the seventh month following his or her separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions, or conditions be included in this Agreement, then such terms, provisions, and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Corporation, its Subsidiaries, the Board, the Compensation Committee, nor its or their designees or agents shall be liable to Executive or any other person for actions, decisions, or determinations made in good faith.

4.17 Compliance with Recoupment, Ownership, and Other Policies or Agreements. As a condition to entering into this Agreement, Executive agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines, and/or other similar policies maintained by the Corporation, each as in effect from time to time and to the extent applicable to Executive from time to time. In addition, Executive shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to Executive under applicable law.

4.18 Waiver and Release. Executive acknowledges and agrees that the Corporation may at any time require, as a condition to receipt of benefits payable under this Agreement, including but not limited to the payment of termination benefits pursuant to Sections 2.7(a), 2.7(d), 2.7(e), and 2.7(f) herein, that Executive (or a representative of his or her Estate) execute a waiver and release discharging the Corporation and its Subsidiaries, and their respective Affiliates, and its and their officers, directors, managers, employees, agents, and representatives and the heirs, predecessors, successors, and assigns of all of the foregoing, from any and all claims, actions, causes of action, or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to Executive’s employment, or the termination of Executive’s employment with the Corporation or the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments. The waiver and release shall be in a form substantially similar to the form of release attached to this Agreement as Exhibit A and shall be executed prior to the expiration of the time period provided for payment of such benefits (including those provided under Section 2.7 herein).

4.19 Tax Matters. The Corporation has made no warranties or representations to Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that Executive should consult with his or her own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. Executive also acknowledges that the Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Executive.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.

REGIONAL MANAGEMENT CORP.

By:	/s/ Robert W. Beck
Name:	Robert W. Beck
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Harpreet Rana
Harpreet Rana

[Signature Page to Employment Agreement]

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (the “Agreement”) is made and entered into by and between Regional Management Corp. (the “Corporation”) and Harpreet Rana (the “Executive”).

BACKGROUND

A. The Corporation and Executive are parties to an Employment Agreement dated as of September 30, 2020 (the “Employment Agreement”) that, among its terms, provides that the Corporation will pay Executive certain individually-tailored severance benefits (the “Severance”) under certain circumstances in connection with the termination of Executive’s employment thereunder.

B. Under the Employment Agreement, the Corporation is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Corporation. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Corporation and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1. Corporation’s Obligations. In return for “Executive’s Obligations” (as described in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Corporation will pay to Executive the Severance.

2. Executive’s Obligations. In return for the Corporation’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a) Executive hereby fully, finally, and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal, equitable, and administrative claims, actions, causes of action, suits, debts, accounts, judgments, and demands (collectively, “Claims”) against the Corporation or any of its direct or indirect subsidiaries or affiliates that Executive has or may have through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable, and administrative Claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i) All Claims that Executive has or may have now, whether Executive now knows about or suspects such claims;

(ii) All Claims for attorney’s fees;

(iii) All rights and Claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(iv) All rights and Claims of any other forms of discrimination and retaliation of any kind or nature whatsoever under federal, state, or local law, including but not limited to Claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act (“ADA”);

(v) All Claims, whether in contract or tort, arising out of Executive’s employment and Executive’s termination of employment with the Corporation, including but not limited to any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(vi) All Claims for any other compensation, including but not limited to front pay, back pay, bonus, fringe benefits, vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, and grants of stock, stock options, and other equity awards or equity-based awards;

(vii) All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”), subject to Section 4(c) herein;

(viii) All Claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or termination of employment with the Corporation;

(ix) All Claims for emotional distress, pain and suffering, compensatory damages, punitive damages, and liquidated damages; and

(x) All Claims for reinstatement or re-employment.

Notwithstanding the foregoing, nothing in this Section 2(a) shall constitute a waiver of (i) any Claims that arise as a result of conduct that occurs after the date that Executive signs this Agreement, (ii) any Claims for continuation rights under COBRA, or (iii) any Claims that do not exist as of the date that Executive signs this Agreement.

(b) Executive will not commence any civil actions against the Corporation except as necessary to enforce his or her rights and/or the Corporation’s obligations under this Agreement and the Employment Agreement. The Severance that Executive is receiving in the Employment Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in the Employment Agreement, the Corporation owes Executive nothing else in return for Executive’s Obligations.

(c) Executive relinquishes any right to future employment with the Corporation, and the Corporation shall have the right to refuse to re-employ Executive without liability.

(d) Executive agrees to continue to adhere to the terms and conditions set forth in Article III (Restrictive Covenants) of the Employment Agreement. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of Article III of the Employment Agreement by Executive may cause substantial and irreparable harm to the Corporation. Executive agrees that the Corporation may seek any remedies set forth in Section 2.7(a)(vii), Section 2.7(e)(vii), and/or Article III of the Employment Agreement should Executive violate Article III of the Employment Agreement. The Corporation and Executive specifically agree that Section 2.7(a)(vii), Section 2.7(e)(vii), and Article III of the Employment Agreement are incorporated hereto by reference and integrated herein.

3. Certain Definitions. For purposes of Section 2, “Executive” means Harpreet Rana and any person or entity that has or obtains any legal rights or claims through Harpreet Rana. Further, the “Corporation” means Regional Management Corp. and any parent, subsidiary, and affiliated organization or entity in the present or past related to Regional Management Corp., and any past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of, Regional Management Corp.

4. Other Provisions.

(a) The Corporation has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, earned unpaid bonus pay, and any other earnings through the last day of Executive’s employment (if and to the extent such payments are required to be made pursuant to the terms of the Employment Agreement).

(b) This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, Executive agrees not to seek or accept any money damages or other relief should any such charge be filed.

(c) Nothing in this Agreement affects Executive’s rights in any qualified retirement or welfare benefit plan or program in which Executive was a participant while employed by the Corporation. In addition, any equity, equity-based, or other long-term incentive awards granted to Executive shall be governed by the terms of the applicable Stock Plan (as defined in the Employment Agreement) and related award agreement. The terms of such plans, programs, and award agreements control Executive’s rights with respect thereto.

(d) The Corporation will indemnify Executive as permitted by and pursuant to any agreement or policy that the Corporation has adopted relating to indemnification of directors, officers, and employees, and as permitted by and pursuant to any provision of the Corporation’s certificate of incorporation or by-laws relating to such indemnification. Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents. For the avoidance of doubt, nothing in Section 2(a) of this Agreement waives any right to claims for such indemnification or insurance coverage.

(e) Notwithstanding the foregoing, (i) nothing in this Agreement or other agreement prohibits Executive from reporting possible violations of law or regulation to any federal, state, or local governmental agency or entity (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies, including providing documents or other information; (ii) Executive does not need the prior authorization of the Corporation to take any action described in (i), and Executive is not required to notify the Corporation that he or she has taken any action described in (i); and (iii) the Agreement does not limit Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any Government Agency’s trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(f) The terms and obligations of the Employment Agreement and this Agreement shall inure to the benefit of Executive’s heirs and estate.

5. Executive’s Rights to Counsel, Consider, Revoke, and Rescind.

(a) The Corporation hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. Executive agrees that he or she was provided this Agreement on                     , 20         for consideration. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. To revoke such release, Executive must put the rescission in writing and deliver it to the Corporation by hand or mail within the seven-day period. If Executive delivers the rescission by mail, it must be: (i) postmarked within seven calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Corporation, c/o General Counsel, 979 Batesville Road, Suite B, Greer, SC 29651; and (iii) sent by certified mail return receipt requested. If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, Executive shall not be entitled to receive the Severance.

6. Non-Admission. The Corporation and Executive enter into this Agreement expressly disavowing fault, liability, and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing, or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/she/it may have with or against the other.

7. No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8. Governing Law. This Agreement will be governed by the substantive laws of the State of Delaware without regard to conflicts of law principles.

9. Forum Selection, Jurisdiction, and Venue. Executive and the Corporation knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville division.

10. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11. Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12. Agreement Freely Entered Into. Executive and the Corporation have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/her/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents, or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the dates set forth below.

Regional Management Corp.

By:
By:		Name:
	Harpreet Rana	Its:

Dated:		Dated:

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